Exhibit 47

THIRD AMENDMENT TO CONFIRMATION

Deutsche Bank AG, London Branch Winchester house 1 Great Winchester St, London EC2N 2DB Telephone: 44 20 7545 8000

c/o Deutsche Bank Securities Inc. 60 Wall Street New York, NY 10005 Telephone: 212-250-5977 Facsimile: 212-797-8826

Date: November 4, 2008

Infinity World Investments LLC

c/o Dubai World

Emirates Towers, Level 47

Sheikh Zayed Road

Dubai, United Arab Emirates

Infinity World (Cayman) L.P.

c/o Dubai World

Emirates Towers, Level 47

Sheikh Zayed Road

Dubai, United Arab Emirates

Re: Forward/Swap Transaction

Dear Sirs:

The purpose of this amendment (the “Third Amendment”) is to amend certain terms of the Amended and Restated Confirmation entered into on April 21, 2008 among Deutsche Bank AG, London Branch (“Party A”), Infinity World Investments LLC, a Nevada limited liability company (“Party B-1”) and Infinity World (Cayman) L.P., a Cayman Islands exempted limited partnership (“Party B-2” and together with Party B-1, “Party B” or the “Counterparties” and each, a “Counterparty”) (the “Amended and Restated Confirmation”).

Concurrently with the entry into this Third Amendment, the Counterparties have entered into substantially similar amendments (collectively, the “Other Amendments”) with each of Credit Suisse International and The Royal Bank of Scotland plc (collectively, the “Other Dealers”) on substantially similar documentation as this Third Amendment.

The parties hereto agree as follows:

Amendment. In the paragraph immediately preceding the heading “Conditions to Party A’s Payment Obligation:” of the Amended and Restated Confirmation the following words are inserted immediately before the words “shall be Credit Support Documents”:

“and the guarantee dated as of October 29, 2008 among Dubai World, as guarantor, and Party A and the Other Dealers, as beneficiaries (the “Guarantee”),”

Defined Terms. Unless otherwise specifically defined herein, each term used herein which is defined in the Amended and Restated Confirmation has the meaning assigned to such term in the Amended and Restated Confirmation.

Governing Law. This Third Amendment shall be governed by and construed in accordance with the laws of the State of New York.

Effectiveness. This Third Amendment shall become effective on the date hereof concurrently with the effectiveness of the Other Amendments.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Third Amendment enclosed for that purpose and returning it to us.

Confirmed as of the date first written	Sincerely yours,

/s/ Chris O’Donnell	/s/ Lee Frankenfield
Name: Chris O’Donnell	Name: Lee Frankenfield
Title: President	Title: Managing Director

/s/ Abdul Wahid A. Rahim Al Ulama	/s/ Sunil Hariani
Name: Abdul Wahid A. Rahim Al Ulama	Name: Sunil Hariani
Title: Secretary	Title: Director
For and on behalf of Infinity World Investments LLC	For and on behalf of Deutsche Bank AG, London Branch

/s/ Abdul Wahid A. Rahim Al Ulama	/s/ Lee Frankenfield
Name: Abdul Wahid A. Rahim Al Ulama	Name: Lee Frankenfield
Title: Secretary	Title: Managing Director
For and on behalf of Infinity World (Cayman) L.P., acting by Infinity World (Cayman) Holding, its general partner	/s/ Sunil Hariani
Name: Sunil Hariani
Title: Director
For and on behalf of Deutsche Bank Securities Inc., acting solely as Agent in connection with the Transaction